Nuveen Closed-End Fund Announces Result of Special Shareholder Meeting

The Nuveen Energy MLP Total Return Fund (NYSE:JMF) announced certain results of its Special Meeting of Shareholders.

In connection with a previously announced transaction whereby Tortoise Capital Advisors acquired the midstream energy business of Advisory Research, Inc., JMF’s shareholders were asked to approve a new investment sub-advisory agreement to allow the fund’s sub-adviser to continue to serve in such capacity following the closing of the transaction.

Shareholders of JMF have approved the new investment sub-advisory agreement.